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                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT is made and entered into effective this ____ day of ___________, by and between _________ and BARRINGER LABORATORIES, INC., a Delaware corporation ("Corporation").

                                    RECITALS:

     WHEREAS, the Corporation desires to provide Corporation, an incentive to benefit and advance the success of the Corporation by affording an opportunity to purchase its common shares (the "Capital Stock") as hereinafter provided.

     NOW THEREFORE, in consideration of these Recitals and the mutual promises, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

     1. GRANT OF OPTION. Subject to the terms and conditions of this Agreement. Corporation hereby grants to ______ the option to purchase _____ shares of the common stock of the Corporation, upon the terms and conditions as set forth herein. The number of shares of which ____ is granted an option hereunder is subject to adjustment in the manner provided in Section 10 of this Agreement.

     2. EXERCISE PRICE. The exercise price for said shares shall be $ per share.

     3. TERM OF OPTION. The term of this Option shall expire at ____ pm Mountain Standard Time on _________, subject to earlier termination as otherwise provided in this Agreement.

     4. METHOD OF EXERCISING OPTION. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the Corporation addressed to the Corporation's President. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised and shall be signed by ______. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of ________ and shall be delivered to ________ as provided in the written notice of _______. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

     5. MEDIUM AND TIME OF PAYMENT. The exercise price shall be due and payable immediately upon exercise of the option and may be paid in cash, by certified funds, or, in the sole discretion of the Board of Directors, by tender and conveyance of real or personal property, the fair market value of which is equal to the option price. The Board shall, in its sole discretion, determine the fair market value of any property, real or personal, paid in consideration of such shares.

     6. DELIVERY OF CERTIFICATES. The certificates evidencing the shares purchased on exercise of this option shall be delivered to ________ within a reasonable time after _________ tender of the purchase price as set forth in Paragraph 5, above.

     7. RIGHTS PRIOR TO EXERCISE. The holder of the option shall not have any rights of a shareholder with respect to the shares covered by this Option Agreement except to the extent that Director has otherwise duly purchased or acquired shares, and certificates representing such shares have been delivered to him.

     8. NON TRANSFERABILITY. The rights under this Option Agreement shall not be transferable by sale, conveyance, will, marriage, death or otherwise. More particularly, but without limiting the generality of the foregoing, the option granted under this Agreement, may not be assigned, transferred, pledged, or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition, whether voluntary or involuntary, contrary to the provisions hereof, and the levy of an execution, attachment, or similar process upon the rights under this Option Agreement shall be null and void and without effect.

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     9.  AMENDMENT AND TERMINATION OF AGREEMENT.

     A. This Agreement may be amended at any time and any particular by a writing signed by the party against whom enforcement of any such amendment is sought.

     B. This Agreement shall automatically terminate upon the occurrence of any of the following events:

         a. The written agreement of ______ and Corporation to terminate this Agreement;

         b.  The bankruptcy of Corporation; or

         c.  The liquidation or dissolution of Corporation.

     C. This Agreement shall terminate at the discretion of the Corporation, upon the material violation of _______ of any term or provision of this Option Agreement.

     10. CHANGES IN CAPITAL STRUCTURE. In the event of the declaration of any stock dividend on stock to which an Option is granted pursuant to this Agreement, or in the event of any reorganization, merger, consolidation, acquisition, separation, recapitalization, split-up, combination or exchange of shares of stock, or like adjustment, the number of shares of stock and the class of shares of stock available pursuant to this Agreement and the number and class of shares of stock subject to any Option granted pursuant to this Agreement, and the Option prices, shall be adjusted by appropriate changes in this Agreement and in any Options outstanding pursuant to this Agreement. In the event of the complete liquidation or dissolution of the Corporation, other than as an incident to a merger, reorganization, or other adjustment referred to in the immediately preceding paragraph, any Options granted pursuant to this Agreement and remaining unexercised shall be deemed canceled, notwithstanding anything to the contrary provided in this Agreement.

     11. INVESTMENT UNDERTAKING. Unless the shares issued upon exercise of all or any part of the Option have been registered for sale under the Securities Act of 1933 (the "Act") and applicable state securities law, the Corporation will required the ______ to represent that the _______ is purchasing Capital Stock for investment with no view to the distribution thereof and the Corporation will place a legend on the certificate representing such shares restricting the transfer thereof.

     12. REGISTRATION OF OPTIONED SHARES. Notwithstanding anything to the contrary herein provided, the Corporation agrees that it shall promptly file, at its sole expense, an S-8 with the Securities and Exchange Commission, or otherwise take such action as will effect the registration of the Capital Stock under the Act, and take such action under applicable state securities law so that the shares issued pursuant to the exercise of this Option shall be appropriately registered. The Corporation agrees that it shall pursue prosecution of any such filing with reasonable diligence.

     13. RESTRICTIONS ON TRANSFERABILITY. __________ acknowledges that he has been advised that he must hold the shares acquired upon the exercise of the Option granted hereunder for such period as is required by the Act unless they are subsequently registered under the Act or an exemption from such registration is available. _________ has been advised that any routine sales of securities made in reliance upon Rule 144 of the General Rules and Regulations under the Act can be made only after the requisite holding period in limited amounts in accordance with the terms and conditions of that Rule and that, in the case of securities to which that Rule is not applicable, compliance with some other disclosure exemption will be required. ________ understands that the Corporation is under no obligation to register any such shares for resale by ________ or to comply with any exemption form the registration provisions of the Act.
_______ hereby agrees to indemnify the Corporation against all liability, costs or expenses arising as a result of a sale of or a distribution by _______ of any of such shares in violation of the Act.

     14.  MISCELLANEOUS.

     A. AGREEMENT BINDING. This Agreement shall be binding upon the parties, their legal representatives, successors and assigns.

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     B.   ENTIRE CONTRACT.  This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements. There are no other agreements, representations, or warranties other than as set forth herein. This Agreement may be amended only by a written instrument executed by the parties.

     C. NON-WAIVER. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

     D. LAW TO GOVERN. This Agreement and all matters and issues collateral thereto shall be construed according to the laws of the State of Colorado.

     E. JURISDICTION AND VENUE. The parties agree that the District Court of the City and County of Denver, Colorado, shall have exclusive jurisdiction, including IN PERSONAM jurisdiction, and shall be the exclusive venue for any and all controversies and claims arising out of or relating to this Agreement or a breach thereof, except as otherwise unanimously agreed upon by the parties.

     F. ATTORNEYS' FEES. If any party shall commence any action or proceeding against another party in order to enforce the provisions hereof, or to recover damages as .e result of the alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys' fees.

     G. GENDER AND NUMBER. As used herein, the masculine gender shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, where the context requires.

     H. SEVERABILITY. If any provision of this Agreement becomes or is found to be illegal or unenforceable for any reason, such clause or provision must first be modified to the extent necessary to make this Agreement legal and enforceable and then if necessary, second, severed from the remainder of the Agreement to allow the remainder of the Agreement to remain in full force and effect.

     I. CAPTIONS. All captions, titles, headings and divisions hereof are for purposes of convenience and reference only, and shall not be construed to limit or affect the interpretation of this Agreement.

     J. COUNTERPARTS. This Agreement may be executed in counterparts and any and all such executed counterparts shall constitute a single agreement binding on each of the parties hereto.

     K. EXECUTION BY FACSIMILE. Evidence of the execution of this Agreement by any party may be provided by facsimile and if so provided shall be legal, valid and binding on any party executing in such manner.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                          CORPORATION:

                                          BARRINGER LABORATORIES, INC.


                                          By:_______________________________
                                          Its: Chief Executive Officer